EXHIBIT 12.2


                  UNITED STATES LEATHER, INC. AND SUBSIDIARIES
                      COMPUTATION OF DEFICIENCY OF EARNINGS
                        AVAILABLE TO COVER FIXED CHARGES
                             (Amounts in thousands)

                                                  Year Ended
                                             December 31, 1996

   Earnings:
        Loss before taxes                         ($31,221)
        Interest Expense                            17,159
                                                  --------
                                                  ($14,062)
                                                   =======
   Fixed Charges:
        Interest expense                           $17,159
        Capitalized interest                             0
                                                  --------
                                                   $17,159
                                                   =======
   Deficiency of earnings available to
    cover fixed charges (1)                       ($31,221)
                                                   =======
   ____________________
   (1) For purposes of computing the ratio and deficiency of earnings to fixed charges, earnings represents income from operations, less than portion of rental obligations on operating leases that is representative of interest. Fixed charges reprsents the sum of interest expense plus such portion of rental obligations that is representative of interest.